Exhibit 99.3

NCI, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

On January 1, 2015, NCI, Inc. (“the Company”) purchased Computech, Inc. (“Computech”) for approximately $56.0 million, net of cash acquired and net working capital adjustments. The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2014 and the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2014 give effect to the Company’s purchase of Computech. The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification No. 805, Business Combinations. This amount is subject to review during the period prior to January 1, 2016 and is potentially subject to further net working capital and other adjustments based on the results of that review.

The pro forma condensed consolidated balance sheet as of December 31, 2014 presents the financial position of the Company as if the acquisition of Computech occurred on December 31, 2014. The pro forma condensed consolidated statement of operations for the year ended December 31, 2014 has been prepared as if the acquisition occurred on January 1, 2014.

The pro forma condensed consolidated financial statements, which have been prepared in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of the operations or financial position of the Company.

This information should be read in conjunction with the previously filed Current Report on Form 8-K, dated January 7, 2015 and filed with the Securities and Exchange Commission, the previously filed historical consolidated financial statements and accompanying notes of the Company contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other subsequent filings, and in conjunction with the historical financial statements and accompanying notes of Computech included in this report on Form 8-K/A.

NCI, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share data)

	NCI Year ended December 31, 2014	Computech Year ended December 31, 2014	Pro Forma Adjustments		Pro Forma Year ended December 31, 2014
Revenue	$317,028	$43,645	$—		$360,673
Operating expenses:
Cost of revenue	270,855	29,806	—		300,661
General and administrative expense	25,850	4,530	—		30,380
Depreciation and amortization	5,692	77	2,999	1	8,768
Acquisition and integration related expenses and other	150	5,895	(6,045)	2	—

Total operating expenses	302,547	40,308	(3,046)		339,809

Operating income	14,481	3,337	3,046		20,864
Interest expense, net	406	(18)	1,303	3	1,691

Income before income taxes	14,075	3,355	1,743		19,173
Provision for income taxes	5,607	273	1,746	4	7,626

Net income	$8,468	$3,081	$(3)		$11,547

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	12,899				12,899
Net income per share	$0.66				$0.90

Diluted:
Weighted average shares outstanding	13,516				13,516
Net income per share	$0.63				$0.85

NCI, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands, except per share data)

	NCI Year ended December 31, 2014	Computech Year ended December 31, 2014	Pro Forma Adjustments		Pro Forma Year ended December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$25,819	$3,313	$(22,658)	5	$6,474
Accounts receivable, net	52,856	5,407	—		58,263
Receivable, stockholders	—	2,630	(2,630)	6	—
Deferred tax asset	3,950	—	—		3,950
Prepaid expenses and other current assets	3,382	449	—		3,831

Total current assets	86,007	11,799	—		72,518

Property and equipment, net	7,371	108	—		7,479
Goodwill	—	—	30,436	7	30,436
Other assets	1,748	—	—		1,748
Deferred tax asset	37,839	—	—		37,839
Intangible assets, net	3,719	319	19,191	8	23,229

Total assets	$136,684	$12,226	$24,339		$173,249

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,646	$881	$—		$16,527
Accrued salaries and benefits	16,481	4,045	(2,630)	6	17,896
Deferred revenue	3,226	227	—		3,453
Deferred tax liability	—	245	(245)	9	—
Other accrued expenses	4,653	10	—		4,663

Total current liabilities	40,006	5,408	(2,875)		42,539

Long-term debt	—	—	34,000	5	34,000
Other long-term liabilities	2,901	32	—		2,933

Total liabilities	42,907	5,440	31,125		79,472

Stockholders’ equity:
Common stock, Class A	175	3	(3)	10	175
Common stock, Class B	89	—	—		89
Additional paid-in capital	74,406	6,034	(6,034)	10	74,406
Treasury stock, at cost	(8,331)	—	—		(8,331)
Retained earnings	27,438	749	(749)	10	27,438

Total stockholders’ equity	93,777	6,786	(6,786)		93,777

Total liabilities and stockholders’ equity	$136,684	$12,226	$24,339		$173,249

NCI, Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements

Statement of Operations, For the Year Ended December 31, 2014

1.	Reflects amortization of identifiable intangible assets resulting from the preliminary allocation of the purchase price, based on an independent third party valuation analysis. The portion of the purchase price allocated to customer contracts and relationships is amortized on a straight-line basis over the estimated remaining useful life of seven years, resulting in $2.6 million of annual amortization. The portion of the purchase price allocated to intellectual property is amortized on a straight-line basis over the estimated remaining useful life of three years, resulting in $0.4 million of annual amortization.

2.	Reflects the stock-based compensation expense incurred by Computech as a result of the termination of phantom stock agreements and the issuance of common stock in conjunction with the sale of Computech, and the legal, banking and accounting costs incurred by NCI to support the acquisition of Computech.

3.	Reflects incremental interest expense based on the weighted average interest rate of 2.3% during fiscal year 2014 applicable under the Company’s senior credit facility attributable to $56.7 million of additional net indebtedness incurred to finance the acquisition of Computech.

4.	Reflects the net tax expense resulting from the transactions described above and the incremental tax expense for Computech for the year ended December 31, 2014. The tax expense was determined using a statutory tax rate of 39.6%, which was the Company’s statutory tax rate for the fiscal year ended December 31, 2014.

NCI, Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements

Balance Sheet

5.	Reflects the impact of the decrease in cash and the increase in borrowings under our senior credit facility to finance the acquisition of Computech.

6.	Reflects the elimination of amounts receivable and associated accrued compensation from certain stockholders for tax withholdings resulting from the termination of phantom stock agreements and the issuance of common stock in conjunction with the sale of Computech.

7.	Reflects the amount of the purchase price that has been preliminarily allocated to goodwill, based upon the excess of the aggregate purchase price over the amounts preliminarily allocated to tangible and identifiable intangible assets. The initial purchase consideration paid at closing to acquire Computech was $56.0 million plus approximately $4.0 million representing the estimated cash and net working capital adjustment, as defined in the agreement.

8.	Reflects the amount of the purchase price that has been preliminarily allocated to identifiable intangible assets and the elimination of the existing Computech unamortized intangible asset. The preliminary allocation to identifiable intangible assets consists of $18.4 million that has been allocated to customer contracts and relationships and $1.1 million that has been allocated to intellectual property, based on an independent third party valuation analysis.

9.	Reflects the elimination of deferred tax liabilities of Computech as a result of the acquisition.

10.	Reflects the elimination of stockholders’ equity of Computech as a result of the acquisition.